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[LETTERHEAD OF BERENSON MINELLA & CO.]

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                           VARSITY SPIRIT CORPORATION
                                       BY
                            CHEER ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              RIDDELL SPORTS INC.
                                       AT
                              $18.90 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JUNE 9, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    May 12, 1997

To Brokers, Dealers, Banks, Trust
   Companies and Other Nominees:

     We have been engaged by Cheer Acquisition Corp., a Tennessee corporation (the 'Purchaser') and a wholly owned subsidiary of Riddell Sports Inc., a Delaware corporation ('Parent'), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the 'Shares'), of Varsity Spirit Corporation, a Tennessee corporation (the 'Company'), at $18.90 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated May 12, 1997 (the 'Offer to Purchase'), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the 'Offer'). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1.  Offer to Purchase dated May 12, 1997;

          2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

          3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4.  Notice of Guaranteed Delivery;

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

          6. A letter to shareholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9; and

          7.  A return envelope addressed to the Depositary.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute a majority of all outstanding Shares on a fully diluted basis.

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     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will promptly after the Expiration Date (as defined in the Offer to Purchase) pay for all shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 under the heading 'THE OFFER' in the Offer to Purchase.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 9, 1997, UNLESS EXTENDED.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained by contacting the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                            Very truly yours,

                                            BERENSON MINELLA & COMPANY

                                            667 Madison Avenue
                                            New York, New York 10021
                                            (212) 935-7676 (Call Collect)

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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